AMENDMENT

TO
CENTER BANCORP, INC.
AMENDED AND RESTATED

2003 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Dated: January 20, 2014

This Amendment amends the Center Bancorp, Inc. Amended and Restated 2003 Non-Employee Director Stock Option Plan (the “Plan”). All capitalized terms not defined herein shall have the meanings set forth in the Plan.

R E C I T A L S

WHEREAS, Section 19 of the Plan grants to the Board of Directors (“Board”) of Center Bancorp, Inc. (the “Company”) the right to amend the Plan from time to time, subject to stockholder approval of certain amendments; and

WHEREAS, the Board desires to amend the Plan in the manner hereinafter provided.

NOW THEREFORE, the Plan is hereby amended as follows:

1.    Amendment.

1.1 As of the Effective Date (as defined herein), Section 1 of the Plan is amended and restated in its entirety as follows:

“1. Purpose of the Plan. The purpose of this Amended and Restated Stock Option Plan (“Plan”), to be known as the “Center Bancorp Non-Employee Director Stock Option Plan”, is to attract qualified persons to accept positions of responsibility as outside directors with Center Bancorp, Inc., a New Jersey corporation (“Company”), and to provide incentives for qualified persons to remain on the Board of the Company as outside directors or on one or more advisory boards (each, an “Advisory Board”) established by the Board from time to time.

1.2 Section 7(a) of the Plan is amended and restated in its entirety as follows, effective upon execution of the Merger Agreement (as defined herein) by the parties thereto:

(a) Automatic Grants. The Company shall grant to each member of the Board an Option to purchase three thousand (3,000) shares of Common Stock (subject to adjustment pursuant to Section 11 hereof for events occurring subsequent to the date on which the Plan was initially adopted) on each of such director’s Anniversary Dates during the term of this Plan. It is understood that directors who are employees of the Company or any of its subsidiaries cannot receive Options hereunder unless and until they have ceased such employment for a period of at least six months. Notwithstanding anything contained herein to the contrary, no grants of Options shall be made on or after March 1, 2014.

1.3 As of the Effective Date, Section 10 of the Plan is amended and restated in its entirety as follows:

“10. Termination of Service. An Optionee will not be considered to have terminated service with the Company for purposes of continued vesting and exercisability of an Option if, at the time an Optionee ceases to serve on the Board for any reason (other than cause), the Optionee is appointed by the Board to serve on an Advisory Board and continues service with the Company by serving on an Advisory Board. In the event that an Optionee ceases to serve on the Board for any reason other than cause, death, disability, resignation or Retirement and either does not serve on an Advisory Board or serves on an Advisory Board and then ceases to serve on an Advisory Board for any reason other than cause, death, disability or resignation, such Optionee’s Options shall automatically terminate three months after the date on which such service (on the Board, or if such Optionee then serves on an Advisory Board, on such Advisory Board) terminates, but in any event not later than the date on which such Options would terminate pursuant to Section 7(c). In the event that an Optionee resigns from the Board (without continuing service with the Company by serving on an Advisory Board), resigns from an Advisory Board or is removed from the Board or an Advisory Board by means of a resolution which recites that the Optionee is being removed solely for cause, such Optionee's Options shall automatically terminate on the date such removal or resignation is effective. In the event that an Optionee ceases to serve on the Board or an Advisory Board by reason of death or disability, an Option exercisable by such Optionee shall terminate one year after the date of death or disability of the Optionee, but in any event not later than the date on which such Options would terminate pursuant to Section 7(c). In the event that an Optionee ceases to serve on the Board by reason of Retirement and ceases to serve on an Advisory Board for any reason other than cause, death, disability or resignation (or does not serve on an Advisory Board), an Option exercisable by such Optionee shall terminate on the later of one year after the date of Retirement of the Optionee or three months after the date of termination of the Optionee’s service on an Advisory Board, but in any event not later than the date on which such Options would terminate pursuant to Section 7(c). During such time after death, an Option may only be exercised by the Optionee's personal representative, executor or administrator, as the case may be. No exercise permitted by this Section 10 shall entitle an Optionee or such Optionee’s personal representative, executor or administrator to exercise any portion of any Option beyond the extent to which such Option is exercisable pursuant to Section 8 hereof on the date such Optionee ceases to provide services to the Company. For avoidance of doubt, no person shall be granted any Options under this Plan while such person serves on an Advisory Board; the sole effects of service on an Advisory Board under this Plan shall be continued vesting and exercisability of outstanding Options in accordance with the terms of this Plan.”

1.4 As of the Effective Date, Section 18 of the Plan is amended and restated in its entirety as follows:

“18. Optionee's Rights as Shareholder and Board Member. An Optionee shall have no rights as a shareholder of the Company with respect to any shares subject to an Option until the Option has been exercised and the certificate with respect to the shares purchased upon exercise of the Option has been duly issued and registered in the name of the Optionee. Nothing in the Plan shall be deemed to give an Optionee any right to a continued position on the Board or Advisory Board nor shall it be deemed to give any person any other right not specifically and expressly provided in the Plan.”

2. Effectiveness. The amendments set forth herein shall be effective as of the date (the “Effective Date”) on which the “Effective Time” occurs, except that the amendment set forth in Section 1.2 hereof shall be effective upon execution of that certain Agreement and Plan of Merger, by and between the Company and ConnectOne Bancorp, Inc. (the “Merger Agreement”). The term “Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

3.    No Other Changes.    Except as set forth herein, the Plan shall remain in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this Amendment as of the date first above written as evidence of its adoption by the Company.

CENTER BANCORP, INC.

By:	/s/ Anthony C. Weagley
Name: Anthony C. Weagley
Title: President and Chief Executive Officer

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